Exhibit 99.1

RealNetworks Revenue Grows 32% in Second Quarter of 2004

Revenue Growth Fueled by Consumer Services

     SEATTLE, WA — July 28th, 2004 — RealNetworks®, Inc. (Nasdaq: RNWK) today announced results for the quarter ended June 30th, 2004. For the second quarter of 2004, revenue was $65.5 million, up 32% from the second quarter of 2003 and up 8% from the first quarter of 2004. The GAAP net loss for the second quarter was ($4.6) million or ($0.03) per share, compared to a net loss of ($9.6) million or ($0.06) per share in the second quarter of 2003 and ($10.4) million or ($0.06) per share in the first quarter of 2004. Included in the GAAP net loss for the second quarter of 2004 was $2.8 million of expense related to the Company’s antitrust litigation.

     Excluding the antitrust litigation expense, the net loss for the second quarter of 2004 was ($1.9) million or ($0.01) per share compared to a net loss of ($3.2) million or ($0.02) per share for the first quarter of 2004, which also excludes a $4.9 million loss on a content agreement in the first quarter. EBITDA, excluding antitrust litigation expense, improved to $1.3 million for the second quarter of 2004 compared to ($0.3) million for the first quarter of 2004. The EBITDA calculation for the first quarter of 2004 excludes both the antitrust litigation expense of $2.3 million and $4.9 million from the loss on a content agreement.

     “In the Second Quarter we achieved strong revenue growth in our core consumer businesses. Driving our revenue growth was continued momentum of our music and games products and services,” said Rob Glaser, CEO of RealNetworks. “We now have more than 550,000 subscribers to our digital music services, which we believe makes us #1 in music subscriptions. We continue to make progress on the bottom line as well, as evidenced by our return to positive EBITDA for the second quarter, excluding antitrust litigation costs.”

Financial Discussion

     Second quarter revenue from consumer products and services was $53.1 million, which represents a 60% increase from the second quarter of 2003 and a 14% increase from the first quarter of 2004. Revenue from music grew 27% to $15.6 million from $12.3 million in the first quarter of 2004. Similarly, games revenue grew 24% to $8.4 million from $6.8 million in the first quarter of 2004. This growth reflects three months of GameHouse revenue compared to two months of GameHouse revenue in the first quarter of 2004. Revenue from business products and services was $12.4 million, representing a decrease of 11% from the first quarter of 2004 and a decrease of 25% from the second quarter of 2003.

     Gross margin improved to 67% from 56% in the first quarter of 2004. Gross margin for the first quarter included the effect of a $4.9 million loss on a content agreement. Excluding that loss, first quarter gross margin was 64%. The improvement in the second quarter reflects the positive influence of the restructuring of content relationships and a shift in product mix to higher margin consumer products and services. Gross margin for the second quarter of 2004 was in the high end of the Company’s expected range.

     Operating expenses were $48.0 million for the quarter compared to $43.9 million in the first quarter of 2004. The increase is due primarily to marketing, personnel related, and litigation costs. As of June 30th, 2004, RealNetworks had approximately $363 million in cash, cash equivalents and short-term investments and $100 million of convertible debt, both of which are essentially flat from the first quarter of 2004.

Continued Growth of Consumer Services

     In the second quarter, Real continued to build on its success in consumer services. Real now has over 1.4 million paying subscribers, up from 1.3 million at the end of the first quarter of 2004. Subscription revenue grew 10% sequentially from $31.6 million to $34.8 million. Paying subscribers to Rhapsody and premium radio services increased to over 550,000 from over 450,000 during the first quarter of 2004.

Forward Looking Guidance

     For the third quarter of 2004, Real expects net revenue to be between $66 million and $68 million or an increase of between 27% and 31% compared to the third quarter of 2003. Based on expected shifts in revenue mix and increased marketing spending, the GAAP quarterly loss per share, which includes an estimated $3 million expense relating to antitrust litigation, is expected to be a net loss between ($0.03) and ($0.04) per share. The quarterly net loss excluding the antitrust litigation expenses is expected to be between ($0.01) and ($0.02) per share.

     Real expects sequential revenue growth in the third quarter to moderate due principally to two timing-related factors: First, Real had a full quarter of revenue from Gamehouse during the second quarter compared to only a partial quarter of revenue during the first quarter of 2004 because of the timing of the Gamehouse acquisition. This resulted in approximately $1 million of sequential revenue growth in the second quarter of 2004. Second, during the second quarter both Real’s original Google distribution contract and a more recent Google contract were in effect for the entire quarter. This caused a temporary increase in revenue for the second quarter of 2004 that will end early in the third quarter of 2004, when the original Google agreement expires.

     Real expects to reach quarterly profitability, excluding expenses relating to antitrust litigation, by the end of 2004.

About RealNetworks, Inc.

RealNetworks, Inc. is the leading creator of digital media services and software including the award-winning Rhapsody Internet jukebox service and RealPlayer 10. Consumers can access and experience audio/video programming and download RealNetworks’ consumer software at http://www.real.com. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. RealNetworks’ systems and corporate information is located at http://www.realnetworks.com.

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Press Inquiries — Erika Shaffer, RealNetworks, (206) 892-6191, eshaffer@real.com

Financial Inquiries — Roy Goodman, RealNetworks, (206) 892-6841, rgoodman@real.com

This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to: (a) the acceleration of our business and any future effect thereon; (b) our ability to continue to grow and sustain successful consumer subscription and paid content businesses; (c) revenue and net loss projections for the third quarter of 2004; and (d) projections of quarterly profitability by the end of 2004. Actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include: development and consumer acceptance of legal online music distribution services; risks associated with the sustained adoption and use of RealNetworks’ services by customers, including the uncertainty of whether consumers will continue to pay for subscription content over the Internet, which is a relatively new and unproven business model; the potential that we will be unable to continue to enter into commercially attractive agreements with third parties for the provision of compelling content for our subscription service offerings; the risk that the costs of our antitrust litigation will be greater than we anticipate; the emergence of new entrants and competition in the market for digital media subscription offerings; the impact on our gross margins from content costs and from the mix of subscribers to subscription offerings with higher content costs than others; competitive risks, including competing technologies, products and services, and the competitive activities of our larger competitors, some of which have strong ties to streaming media users through other products; risks relating to the timely development, production, marketing and acceptance of the products, services and technologies contemplated by the GameHouse acquisition; potential funding decisions by companies in which we have a significant equity position; and RealNetworks’ independent decisions, from time to time, based on all factors it deems relevant, whether to repurchase shares under its stock buyback program. More information about potential risk factors that could affect RealNetworks’ business and financial results is included in RealNetworks’ annual report on Form 10-K for the year ended December 31, 2003, and its quarterly reports on Form 10-Q and from time to time in other reports filed by RealNetworks with the Securities and Exchange Commission.

RealNetworks, RealAudio, RealVideo, Helix, Rhapsody, RealArcade, GameHouse and RealPlayer are trademarks or registered trademarks of RealNetworks, Inc. All other companies or products listed herein are trademarks or registered trademarks of their respective owners.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
		(in thousands, except per share data)

Net revenue	$65,473	49,646	125,863	96,512

Cost of revenue	21,735	14,920	43,496	28,704
Loss on content agreement	—	—	4,938	—

Gross profit	43,738	34,726	77,429	67,808

Operating expenses:
Research and development	13,219	11,826	25,470	22,733
Sales and marketing	23,247	19,296	45,450	37,599
General and administrative	8,599	5,864	15,420	11,361
Loss on excess office facilities	—	7,098	—	7,098
Antitrust litigation (A)	2,756	—	5,077	—
Stock-based compensation	213	193	479	494

Total operating expenses	48,034	44,277	91,896	79,285

Operating loss	(4,296)	(9,551)	(14,467)	(11,477)
Other income (expense), net:
Interest income, net	800	1,186	1,660	2,451
Equity in net loss of MusicNet	(1,019)	(1,394)	(2,134)	(3,125)
Impairment of equity investments (B)	—	—	—	(424)
Other, net	10	209	100	265

Other income (expense), net	(209)	1	(374)	(833)
Loss before income taxes	(4,505)	(9,550)	(14,841)	(12,310)
Income tax provision	(113)	(82)	(215)	(160)

Net loss	$(4,618)	(9,632)	(15,056)	(12,470)

Basic and diluted net loss per share	$(0.03)	(0.06)	(0.09)	(0.08)

Shares used to compute basic and diluted net loss per share	168,846	158,158	167,930	157,797

(A)	Consists of legal fees, personnel costs, public relations and other professional service fees incurred related to antitrust complaints against Microsoft, including proceedings in the European Union.

(B)	Relates to other-than-temporary declines in the value of certain equity investments. These charges were recorded to reflect these investments at their estimated fair value.

RealNetworks, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30,	December 31,
	2004	2003
	(in thousands)
ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$363,227	373,593
Trade accounts receivable, net of allowances for doubtful accounts and sales returns	11,746	10,618
Prepaid expenses and other current assets	9,759	8,879

Total current assets	384,732	393,090
Equipment and leasehold improvements, at cost:
Equipment and software	40,891	37,110
Leasehold improvements	25,777	26,085

Total equipment and leasehold improvements	66,668	63,195
Less accumulated depreciation and amortization	37,088	33,258

Net equipment and leasehold improvements	29,580	29,937

Restricted cash equivalents	20,151	19,953
Investments	38,425	34,577
Goodwill, net	119,371	97,477
Other intangible assets, net	6,634	1,065
Other	4,225	4,840

Total assets	$603,118	580,939

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,452	6,865
Accrued and other liabilities	46,632	39,400
Deferred revenue, excluding non-current portion	30,357	31,186
Accrued loss on excess office facilities and content agreement, excluding non-current portion	7,294	4,960

Total current liabilities	93,735	82,411

Deferred revenue, excluding current portion	1,505	4,561
Accrued loss on excess office facilities and content agreement, excluding current portion	22,293	24,099
Deferred rent	3,361	3,382
Convertible debt	100,000	100,000
Total shareholders’ equity	382,224	366,486

Total liabilities and shareholders’ equity	$603,118	580,939

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

	2004		2003
	Q2	Q1	Q4	Q3	Q2	Q1
			(in thousands)
Net Revenue by Line of Business:
Consumer products and services (A)	$53,061	46,514	41,214	36,377	33,172	32,886
Business products and services (B)	12,412	13,876	12,842	15,432	16,474	13,980

Total net revenue	$65,473	60,390	54,056	51,809	49,646	46,866

Consumer Products and Services:
Subscriptions (C)	$34,777	31,562	30,075	27,909	25,470	23,639
E-commerce and other (D)	18,284	14,952	11,139	8,468	7,702	9,247

Total consumer products and services revenue	$53,061	46,514	41,214	36,377	33,172	32,886

Consumer Products and Services:
Video, consumer software and other (E)	$29,129	27,494	29,347	28,572	28,830	29,645
Music (F)	15,580	12,265	7,937	4,655	1,670	831
Games (G)	8,352	6,755	3,930	3,150	2,672	2,410

Total consumer products and services revenue	$53,061	46,514	41,214	36,377	33,172	32,886

Net Revenue by Geography:
United States	$50,949	43,963	40,175	37,660	36,009	33,769
Rest of world	14,524	16,427	13,881	14,149	13,637	13,097

Total net revenue	$65,473	60,390	54,056	51,809	49,646	46,866

Gross Margin by Line of Business: * Consumer products and services	63%	58%	55%	54%	61%	63%
Business products and services	84%	84%	83%	87%	88%	89%
Total gross margin	67%	64%	62%	64%	70%	71%

Subscribers (presented as greater than) Total **	1,400	1,300	1,300	1,150	1,000	1,000
Music	550	450	350	250	150	100

*For the quarter ended March 31, 2004, total gross margin excludes loss on content agreement of $4.9 million. Including the loss on content agreement, total gross margin is 56%
**Total subscribers as of March 31, 2004 reflects the removal of approximately 142,000 subscribers resulting from the non-renewal of the MLB contract

(A) Revenue is derived from consumer digital media subscription services, Real Player Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(B) Revenue is derived from media delivery system software, support and maintenance services, broadcast hosting services and consulting services

(C) Revenue is derived from consumer digital media subscription services including: SuperPass, RadioPass, Rhapsody, GamePass and stand-alone subscriptions

(D) Revenue is derived from Real Player Plus and related products, sales and distribution of third party software products, content such as games and music, and advertising

(E) Revenue is derived from RealOne SuperPass subscriptions, RealPlayer Plus and related products, stand-alone subscription services and sales and distribution of third party software products

(F) Revenue is derived from RadioPass and Rhapsody subscription services, sales of music content and advertising from our music related web sites

(G) Revenue is derived from the GamePass subscription service, sales of games and advertising generated from our games and game related Web sites

RealNetworks, Inc. and Subsidiaries
Supplemental Financial Information
(Unaudited)

A reconciliation of Generally Accepted Accounting Principles (“GAAP”) net loss to loss before interest, taxes, depreciation, amortization and stock compensation (“EBITDA”) and EBITDA excluding antitrust litigation and loss on content agreement is as follows:

	Quarter Ended	Quarter Ended
	June 30,	March 31,
	2004	2004
	(in thousands)
Net loss in accordance with GAAP	$(4,618)	(10,438)
Interest income	(800)	(860)
Taxes	113	102
Depreciation, amortization and stock compensation	3,810	3,648

EBITDA	(1,495)	(7,548)

Antitrust litigation	2,756	2,321
Loss on content agreement	—	4,938

EBITDA excluding antitrust litigation and loss on content agreement	$1,261	(289)

This reconciliation has been provided as a performance measure, as the Company uses EBITDA and EBITDA excluding antitrust litigation expense on an ongoing basis to track and assess its financial performance. The Company has calculated
EBITDA excluding loss on content agreement because it believes that the loss on content agreement is an item that does not reflect the ongoing financial operations of the Company’s business.